AAG
                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT

                                       AND

                              FINANCIAL STATEMENTS
                             AND OTHER FINANCIAL DATA



                           Annual Meeting May 18, 1999








                              250 East Fifth Street
                              Cincinnati, Ohio 45202


                                TABLE OF CONTENTS


                                                                         Page
   Notice of Annual Meeting of Stockholders                              i

   Proxy Statement                                                       P-1

   Financial Statements and Other Financial Data
      Report of Independent Auditors                                     F-1
      Audited Financial Statements                                       F-2
      Business Summary                                                   F-24
      Market for AAG's Common Stock
          Related Stockholder Matters                                    F-25
   Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                       F-26
   Selected Financial Data                                               F-34









                             SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934
                               (Amendment No. ___)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]
   Check the appropriate box:
   [ ]  Preliminary Proxy Statement
   [ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
   [X]Definitive Proxy Statement
   [ ]Definitive Additional Materials



   [ ]Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12
                            American Annuity Group, Inc.
                 (Name of Registrant as Specified In Its Charter)
                          American Annuity Group, Inc.
                    (Name of Person(s) Filing Proxy Statement)
   Payment of Filing Fee (Check the appropriate box):
   [X]No fee required.
   [ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. Title of each class of securities to which transaction applies:

        I.   Aggregate number of securities to which transaction applies:

        II. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        III. Proposed maximum aggregate value of transaction:

   [ ] Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:


                           AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio  45202



                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            To Be Held on May 18, 1999



   To Our Stockholders:

        You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. Eastern Time on Tuesday, May 18, 1999.

        The purposes of the meeting are:

        1.   To elect seven directors;

        2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 19, 1999 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.



        You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.




                                           Carl H. Lindner
                                           Chairman of the Board

   Dated:  March 19, 1999



                                 PROXY STATEMENT

                           AMERICAN ANNUITY GROUP, INC.

                          ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 18, 1999



                                   INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Tuesday, May 18, 1999, and any adjournment thereof (the "Annual Meeting"). The Company will pay the cost of soliciting proxies.

        The approximate mailing date of this Proxy Statement and the accompanying proxy form is March 31, 1999.

   Outstanding Voting Securities of AAG

        Holders of record of the common stock, $1.00 par value per share, of AAG (the "Common Stock") at the close of business on March 19, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 42,485,191 shares of Common Stock were issued and outstanding.

        Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

   Principal Stockholders

        As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Group, Inc. and its subsidiaries (collectively "AFG"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 35,059,995 shares, or approximately 82.5% of the shares outstanding as of the Record Date.

        Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for the benefit of them and their families (collectively the "Lindner Family"), the beneficial owners of approximately 44% of AFG's voting stock, share voting and dispositive power with AFG with respect to the shares of AAG Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of AAG.









   Action to be Taken at the Meeting

        All shares represented by a properly executed and unrevoked proxy will be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted for the seven nominees for director named herein.


        Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

   Nominees for Director

        Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

        The number of directors to be elected at the Annual Meeting is seven. The seven directors so elected will, upon such election, constitute the entire Board of Directors.

        In accordance with AAG's Certificate of Incorporation, the only candidates eligible for election at the Annual Meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate of Incorporation.

        The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN and RONALD
   W. TYSOE. See "MANAGEMENT" for information relating to the nominees. The seven nominees receiving the highest numbers of votes will be elected as directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE. THE COMPANY HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.




                                    MANAGEMENT

        The directors and executive officers of AAG are:

                                                                  Director or
   Name                  Age*          Position                   Officer Since
   Carl H. Lindner        79        Chairman of the Board and              1987
                                      Chief Executive Officer




   S. Craig Lindner       43        Director and President                 1993

   Robert A. Adams        53        Director, Executive Vice               1992
                                      President and Chief Operating
                                      Officer

   Ronald G. Joseph       62        Director                               1994

   John T. Lawrence III   47        Director                               1994

   William R. Martin      69        Director                               1994

   Ronald W. Tysoe        45        Director                               1999

   John B. Berding        36        Senior Vice President,                 1993
                                     Investments

   Keith A. Jensen        47        Senior Vice President                  1997


   William J. Maney       49        Senior Vice President,                 1993
                                      Treasurer and Chief
                                       Financial Officer

   Mark F. Muething       39        Senior Vice President,                 1993
                                     General Counsel and
                                      Secretary

   Jeffrey S. Tate        42        Senior Vice President                  1993

   Richard L. Magoteaux   38        Vice President                         1996

   Christopher P. Miliano 40        Vice President, Controller             1993
                                      and Assistant Treasurer




   * As of March 1, 1999







        Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company, and Chairman of the Board of Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products. AFG owns a substantial beneficial interest (approximately 37%) in Chiquita. He also serves as a director of American Financial Corporation ("AFC"), all of the Common Stock of which is owned by AFG. Carl
   H. Lindner is the father of S. Craig Lindner.

        S. Craig Lindner has been President and a director of AAG since March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including AAG. He is also Co-President and a director of AFG and AFC.

        Robert A. Adams has been Executive Vice President and Chief Operating Officer of the Company since December 1992 and a director since 1993.

        Ronald G. Joseph has been a director of AAG since March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

        John T. Lawrence III has been a director of AAG since March 1994. Mr. Lawrence has been a Senior Vice President with PaineWebber Incorporated, a national investment banking firm, since January 1993.

        William R. Martin has been a director of AAG since March 1994. Although currently retired, Mr. Martin was previously President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG and AFC.

        Ronald W. Tysoe has been a director of AAG since February 1999. For more than five years, Mr. Tysoe has been Vice Chairman of Federated Department Stores, Inc. ("Federated"). From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe also serves as a director of E. W. Scripps Company.

        John B. Berding has been Senior Vice President - Investments of AAG since March 1993. During the past five years, he has also been a Vice President and effective January 1996 a Senior Vice President of AMM.

        Keith A. Jensen was elected Senior Vice President of AAG in February 1997. Prior thereto for more than five years he was a partner with Deloitte & Touche LLP, an independent accounting firm.

        William J. Maney has been Senior Vice President, Treasurer and Chief Financial Officer of AAG for over five years.


        Mark F. Muething has been Senior Vice President, General Counsel and Secretary of AAG for over five years.

        Jeffrey S. Tate has been Senior Vice President of AAG for over five years.

        Richard L. Magoteaux was elected Vice President of AAG in May 1996. Prior thereto for more than five years he was a Senior Manager with Ernst & Young LLP, an independent accounting firm.

        Christopher P. Miliano was elected Vice President and Controller of AAG in February 1995 and Assistant Treasurer in February 1997. Prior thereto, he served as an Assistant Vice President of AAG (since June 1993) and as a Director of Accounting and Corporate Reporting of AFC (from October 1989 to June 1993).



   Holdings of Management

        Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 1999, is shown in the following table:

                         Amount and Nature of
                              Beneficial                          Percent of
   Name                       Ownership (a)(k)                    Class

   Robert A. Adams              331,877 (b)                       *



   Ronald G. Joseph              27,478                           *
   John T. Lawrence III          15,675                           *
   Carl H. Lindner           35,059,995 (c)                       82.5%
   S. Craig Lindner          35,148,222 (c)(d)                    82.7
   William R. Martin             13,575                           *
   Ronald W. Tysoe                    -                           -
   John B. Berding               67,212                           *
   Keith A. Jensen               26,868 (e)                       *
   William J. Maney              75,772 (f)                       *
   Mark F. Muething              73,190 (g)                       *
   Jeffrey S. Tate               79,467 (h)                       *
   Richard L. Magoteaux           6,489 (i)                       *
   Christopher P. Miliano        26,259 (j)                       *
   All Directors and
   Executive Officers as
   a Group (14 persons)      35,865,216                           83.7%

   * Less than 1%

   (a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names. Includes shares which may be acquired pursuant to options which are exercisable within 60 days of the date hereof.

   (b) Includes 3,424 shares allocated to Mr. Adams' account in the American Annuity Group, Inc. Employee Stock Ownership Retirement Plan ("ESORP"), 49,194 share equivalents allocated to Mr. Adams' account in the American Annuity Group, Inc. Deferred Compensation Plan ("Deferred Compensation Plan") and 254 shares held by Mr. Adams' minor children.

   (c) Messrs. Carl H. Lindner and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder and Mr. S. Craig Lindner is a director, officer and principal shareholder.

   (d) Includes 44,100 shares held by his spouse as custodian or as trustee for their minor children and 8,000 shares which are held in a trust for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power. Also includes 19,219 shares allocated to Mr. Lindner's account in the Deferred Compensation Plan.

   (e) Includes 3,868 share equivalents allocated to Mr. Jensen's account in the Deferred Compensation Account.

   (f) Includes 3,424 shares allocated to Mr. Maney's account in the ESORP and 7,546 share equivalents allocated to Mr. Maney's account in the Deferred Compensation Plan.

   (g) Includes 2,369 shares allocated to Mr. Muething's account in the ESORP and 9,320 share equivalents allocated to Mr. Muething's account in the Deferred Compensation Plan.

   (h) Includes 3,327 shares allocated to Mr. Tate's account in the ESORP and 5,228 share equivalents allocated to Mr. Tate's account in the Deferred Compensation Plan.

   (i) Includes 292 shares allocated to Mr. Magoteaux's account in the ESORP and 661 share equivalents allocated to Mr. Magoteaux's account in the Deferred Compensation Plan.




   (j) Includes 2,857 shares allocated to Mr. Miliano's account in the ESORP.

   (k) Messrs. Adams, Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Berding, Tate and Miliano also beneficially own 634; 16,000; 4,000; 2,964,566; 4,611,499; 42,858; 9,246; 500 and 10 shares, respectively, of common stock of AFG. Mr. Martin also beneficially owns 40,126 shares of AFC preferred stock.

   Committees and Meetings of the Board of Directors

     AAG's Board of Directors held six meetings and took action in writing on four occasions in 1998.

     Audit Committee.  The Audit Committee consists of three members:  William
   R. Martin (Chairman), John T. Lawrence III and Ronald W. Tysoe, none of whom is an officer or employee of AAG or any of its subsidiaries. Mr. Tysoe became a member of this Committee in February 1999. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held five meetings in 1998.

     Executive Committee.  The Executive Committee consists of three members:
   S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending the By-laws of AAG; filling vacancies in the Board of Directors; declaring a dividend; electing or removing the Company's principal officers; adopting or approving a plan of merger; consolidation or sale of a substantial portion of the Company's assets; dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1998 and took action in writing on two occasions.

     Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III, neither of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsibilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Organization and Policy Committee held one meeting in 1998 and took action in writing on three occasions.

   Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual retainer of $25,000 for Board membership and an additional annual retainer of $5,000 for serving as Chairman of a Board Committee. Under AAG's Directors' Compensation Plan, non-employee directors will receive at least 50% of their retainers in Common Stock. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $1,000 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

       Pursuant to the Directors' Stock Option Plan, each March 1, each non-employee director will receive a stock option to purchase 1,000 shares of AAG Common Stock, with an exercise price based on the average market price of AAG Common Stock for the ten trading days preceding the grant date. Each new non-employee director will receive an option to purchase 10,000 shares of AAG Common Stock, with an exercise price based on the average market price of AAG Common Stock for the ten trading days preceding the date of election as a director.




   Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1998 paid to the chief executive officer and the other five most highly compensated executive officers of AAG.

                            SUMMARY COMPENSATION TABLE
                                            Long-Term Compensation

                     Annual Compensation       Other     Securities       All
   Name and                                    Annual    Underlying     Other
   Principal                                   Compen-     Options/   Compen-
   Position        Year    Salary      Bonus   sation(b)   SARs (c) sation(d)


   Carl H. Linder  1998   $101,923    --  --      $4,061          --     --
    Chairman of    1997   $101,959    --  --      $4,061          --     --
    the Board      1996   $101,923    --  --      $5,685          --     --
    and Chief
    Executive
    Officer (a)

   S. Craig Linder 1998   $313,846    $275,000    $1,197          --     --
    President      1997   $336,346    $277,500    $1,245          --     --
                   1996   $330,231    $407,000      $735          --     --


   Robert A. Adams 1998   $530,000    $418,000   $55,723       40,000  $30,000
    Executive      1997   $514,712    $453,600   $57,518       50,000  $30,000
    Vice President 1996   $499,423    $445,500   $49,799      476,004  $29,965
    and Chief
    Operating
    Officer
   William J.      1998   $213,654    $114,000   $11,995       25,000  $20,271
     Maney         1997   $193,654    $124,200   $10,922       25,000  $18,549
     Senior Vice   1996   $184,481    $115,500    $3,284      127,145  $11,069
     President
     and Chief
     Financial Officer

   Jeffrey S. Tate 1998   $213,654    $114,000   $28,658       25,000  $19,659
     Senior Vice   1997   $193,654    $124,200   $16,515       25,000  $26,001
     President     1996   $184,481    $115,500    $7,853      127,145  $11,069



   (a) In his capacity as Chief Executive Officer of AAG, Mr. Lindner is paid a base annual salary of $100,000. Mr. Lindner did not participate in any other compensation plans of AAG.

   (b) The amounts listed under "Other Annual Compensation" for 1998 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Adams - $10,815 and $5,472, Mr. Maney - $8,351 and $1,287, and Mr. Tate - $5,676 and $754. The
          amounts for 1998 also include spousal travel reimbursement of $22,928 for Mr. Adams, $1,410 for Mr. Maney and $21,115 for Mr. Tate. The amount for Mr. Adams also includes an auto allowance of $14,400. The amounts for Messrs. Carl Lindner and S. Craig Lindner reflect premiums paid for group life coverage in excess of $50,000.

   (c) Amounts for 1996 include options which were granted in connection with a program whereby holders of SARs were given the opportunity to exercise their SARs and were granted a stock option to purchase that number of shares of AAG Common Stock as was equal to the number of SARs exercised by such person less the number of shares of AAG Common Stock issued to such person upon exercise of the SARs. The number of options issued to each person pursuant to this program were as follows: Mr. Adams -366,004, Mr. Maney - 82,145 and Mr. Tate - 82,145.

   (d) Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to the AAG ESORP and AAG Auxiliary ESORP.

     Stock option grants for the year ended December 31, 1998, for the Executive Officers named in the Summary Compensation Table are as follows:



                           STOCK OPTION GRANTS IN 1998
                                                Potential Realizable Value at
                                          Assumed Annual Rates of Stock Price
           Individual Grants            Appreciation for Stock Option Term (a)
                          % of Total
                        Stock Options
              Stock        Granted to    Exer- Expir-
              Options    Employees in    cise   ation
     Name     Granted        Fiscal     Price(b) Date(c)  0%        5%     10%

   Carl H.
    Lindner   --        --          --         --      --        --       --

   S. Craig
    Lindner   --        --           --        --      --        --       --

   Robert A.
    Adams     40,000    9.7%     $22.50      12/23/     0  $566,005  $1,434,400
                                               2008
   William J.
    Maney     25,000    6.1%     $22.50     12/23/    0  $353,750    $896,500
                                               2008
   Jeffrey S.
    Tate      25,000    6.1%     $22.50      12/23/     0  $353,750    $896,500
                                               2008

   (a) The Potential Realizable Value is calculated based on a market price for AAG Common Stock on the date of grant of $22.50.

   (b)    The closing price for AAG Common Stock on December 22, 1998 was
          $22.50.

   (c) The stock options become exercisable to the extent of 20% on each of the first five anniversaries of the date of grant.


     The following table contains information on the value of unexercised options as of December 31, 1998:

                       AGGREGATED OPTION EXERCISES IN 1998
                      AND OPTION VALUES AT DECEMBER 31, 1998
                                       Number of                  Value of
                                       Securities                 Unexercised
                                       Underlying                 In-the-Money
                                       Unexercised                Options
                                       Options at                at Fiscal
                                       Fiscal Year                Year
                                       End                        End
               Options       Value     Exercisable\               Exercisable\
   Name        Exercised  Realized(b)  Unexercisable        Unexercisable (a)
   Carl H.
    Lindner      --             --               --                  --

   S. Craig
    Lindner      --             --               --                  --

   Robert A.
    Adams      10,000      $97,500     170,401/335,603   $1,568,110/$2,558,929

   William J.
    Maney         --            --       47,858/109,287      $420,965/$664,199

   Jeffrey S.
    Tate          --            --      47,858/109,287       $420,965/$664,199


   (a)The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1998 of $23.00 per share.

   (b)The value realized on the exercise of stock options is calculated by subtracting the exercise price from the market value of AAG common stock on the date of exercise.

   Organization and Policy Committee Report

   The Organization and Policy Committee of AAG's Board of Directors consists of two directors, neither of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. AAG's cash compensation for executive officers in 1998 was comprised principally of annual base salaries and payments pursuant to the Corporate Bonus Plan. The grant of stock options to executive officers provided long-term incentive based compensation. In determining compensation for executive officers, the Committee does not make comparisons with other companies.

   Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

     Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner, was eligible to participate in the Corporate Bonus Plan. The Bonus Plan compensated participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organiza-tion and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established financial and operational goals for the Company. In most cases, the financial goals accounted for 75% of the bonus potential and the operational goals accounted for the other 25%. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1998 are amounts awarded to participating executive officers in December 1998.
   In some cases, bonuses were not paid until January 1999. In most cases, bonuses were paid at the rate of 95% of the target bonus amounts and were based on assessments of the achievement of the financial and operational goals established by the Committee. The principal factors in evaluating the Company's operational goals were the continued improvements in the Company's capital structure as well as the growth in operating earnings.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered the fact Mr. Lindner would not be working full-time on AAG related matters as a result of his numerous management responsibilities with AFG and its affiliates. In establishing Mr. Lindner's salary, the Committee gave consideration to the Company's long-term performance. During 1998, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG.

     Stock Options. Stock options represent a performance-based portion of the Company's compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of stock options. Incentive stock options are granted with an exercise price equal to the fair market value of AAG Common Stock on the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162.   Provisions of the Internal Revenue
   Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. Section 162 was not considered by the Committee in determin-ing 1998 compensation.

                Members of the Organization and Policy Committee:



                                 Ronald G. Joseph
                               John T. Lawrence III


   Organization and Policy Committee Interlocks and Insider Participation. The members of the Organization and Policy Committee are Ronald G. Joseph and John T. Lawrence III. Neither has been an officer or employee of AAG, AFG or any of their subsidiaries.

   Performance Graph. The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Insurance (Life/Health) - 500 Index ("S&P Life") from the end of 1993 to the end of 1998. The graph assumes $100 invested on December 31, 1993 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of divi-dends. (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                   DECEMBER 31

                               1993    1994    1995    1996    1997    1998
   AAG                          100      97     122     144     226     237
   S&P LIFE                     100      83     119     146     182     192
   S&P 500                      100     101     139     171     229     294


   Certain Transactions

      AAG and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to AAG's insurance subsidiaries in accordance with guidelines. AAG and its subsidiaries pay AMM an annual fee of .10% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment expenses charged by AMM to AAG and its subsidiaries were $3.3 million in 1998. In connection with the purchase of GALIC by AAG, Great American Insurance Company ("GAI"), the former parent of GALIC and a wholly-owned subsidiary of AFG, agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. AAG and GAI have agreed that the financial impact of the actuarial guideline would be offset by reduction of investment management fees. The amount paid in 1998 reflects this adjustment.

     AAG, GALIC and certain of their subsidiaries are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.

     During 1998, AAG and its subsidiaries which are included in the AFC consolidated tax group incurred income tax expense of $30.8 million. In 1998, AAG paid AFC $6.6 million in tax allocation payments.

     GAI leases office space in a building owned by GALIC in Cincinnati, Ohio, under a lease which expires in March 2009. GALIC recorded rental income of approximately $900,000 from GAI in 1998. In 1998, AAG made payments of approximately $303,000 to Chiquita for the use of cafeteria and other facilities in Cincinnati, Ohio and for miscellaneous items. Chiquita paid AAG approximately $359,000 as a rent differential in connection with the termination of a sublease arrangement for office space in Cincinnati, Ohio.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from American Premier Underwriters, Inc. ("APU") obligate the Company to reimburse APU for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The Company paid approximately $375,000 to APU with respect to this liability during 1998.

     In July 1997, AAG and Carl H. Lindner purchased 49% and 51%, respectively, of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. AAG invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. In connection with this investment, AAG and Mr. Lindner entered into a Shareholders' Agreement which provides, among other things, for restrictions on the transfer of the shares of the entity and that Mr. Lindner will have the right to nominate a majority of that company's directors. AAG and GAI each have a 50% participation interest in a working capital credit facility under which the company may borrow up to $10 million at a rate of prime plus 3%. There were no borrowings outstanding under this facility in 1998. In September 1998, AAG made a loan in the amount of $4 million to this company. This loan bears interest at the rate of 14% and matures in September 2008. The proceeds were used to pay a portion of a $6.3 million capital contribution, including $3.1 million to AAG.

     GALIC has a line of credit with American Heritage Holding Corporation, a Florida-based home builder which is 49% owned by AFG and 11% owned by a brother of Carl H. Lindner. Under this agreement, the company may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. The highest outstanding balance owed to GALIC during 1998 and the balance at year-end 1998 was $6.1 million.

     AAG purchased various property and casualty insurance from GAI and paid approximately $163,000 in premiums in 1998.

   Proxies

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.

     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the Company's principal offices or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

   Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposal 1. If a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The seven nominees receiving the highest number of votes will be elected as directors.

     Abstentions and broker non-votes will have no effect on the election of Directors.

   Independent Auditors

     The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998. Ernst & Young LLP also serves as independent auditors for AFG and many of its affiliates. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFG and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

   Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires AAG's officers, directors and persons who own more than ten percent of AAG's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish AAG with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, AAG believes that during fiscal 1998 all filing requirements were met.

   Nominations and Stockholder Proposals for 2000 Annual Meeting

     The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of AAG at the Company's principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director."

     Other than the election of Directors, management knows of no other matters to be presented at the Annual Meeting upon which a vote may be taken. The Proxy Form used by the Company for the Annual Meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the Meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2000 Annual Meeting, it must be received by February 15, 2000. In order for a proposal to be considered for inclusion in the Company's proxy statement for that Meeting, it must be received by January 17, 2000.


   Annual Report and Form 10-K Report


     An Annual Report for the year ended December 31, 1998, containing financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders. In addition, attached to this Proxy Statement is a copy of the Company's (i) Audited Financial Statements, (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations, (iii) Business Summary and
   (iv) Selected Financial Data.


     THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 1998 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P.O. BOX 120, CINCINNATI, OHIO 45201-0120.

   Cincinnati, Ohio
   March 19, 1999


                           AMERICAN ANNUITY GROUP, INC.
                             Proxy for Annual Meeting


   Registration Name and Address



   The undersigned hereby appoints William J. Maney and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on May 18, 1999 at 10:00 a.m., Eastern Time, and any adjournment of such meeting.

       The Board of Directors recommends a vote FOR the following Proposal:

   1.          Election of Directors

               / /  FOR AUTHORITY to elect the     / /  WITHHOLD AUTHORITY to
                 nominees listed below (except       vote for every nominee
                 those whose names have been         listed below
                 crossed out)

               Robert A. Adams     Ronald G. Joseph     John T. Lawrence III
               Carl H. Lindner     S. Craig Lindner     William R. Martin
               Ronald W. Tysoe




   DATE: ___________________, 1999     SIGNATURE:
                                       ________________________________________

                                       SIGNATURE:
                                       ________________________________________
                                       _

                                       (if held jointly) Important:  Please
                                       sign exactly as name appears hereon
                                       indicating, where proper, official
                                       position or representative capacity. In case of joint holders, all should sign.




      This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR the Proposal. To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                                     American
                                     Annuity
                                   Group, Inc.



                  Financial Statements and Other Financial Data





                          REPORT OF INDEPENDENT AUDITORS

   Board of Directors
   American Annuity Group, Inc.

   We have audited the accompanying consolidated balance sheet of American Annuity Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Annuity Group, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.






                                       Ernst & Young LLP
   Cincinnati, Ohio
   March 19, 1999




                                       F-1


                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEET
                              (Dollars in millions)
                                                         December 31,
                                                      1998           1997
   Assets
     Investments:
       Fixed maturities:
         Available for sale - at market
          (amortized cost - $5,782.8 and
             $3,922.0)                             $6,023.1       $4,099.4
         Held to maturity - at amortized cost
          (market $0 and $2,340.6)                       -         2,276.4
       Equity securities - at market (cost -
           $46.7 and $30.9)                            85.2           83.0
       Investment in affiliate                         15.9           16.8
       Mortgage loans on real estate                   40.1           52.1
       Real estate                                     55.1           42.0
       Policy loans                                   220.5          241.0
       Short-term investments                          73.6           13.9
         Total investments                          6,513.5        6,824.6
     Cash                                              59.4           36.8
     Accrued investment income                         97.6          101.6
     Unamortized insurance acquisition costs, net     247.4          261.6
     Other assets                                     152.5          185.2
     Assets held in separate accounts                 120.0          300.5

                                                   $7,190.4       $7,710.3
   Liabilities and Capital
     Annuity benefits accumulated                  $5,449.6       $5,528.1
     Life, accident and health
       reserves                                       341.6          709.9
     Notes payable                                    131.0          135.8
     Payable to affiliates, net                        54.1           35.8
     Deferred taxes on unrealized gains                84.3           71.8
     Accounts payable, accrued
     expenses and other liabilities                    96.1          119.5
     Liabilities related to
        separate accounts                             120.0          300.5
         Total liabilities                          6,276.7        6,901.4
     Mandatorily redeemable preferred
         securities of subsidiary trusts              225.0          225.0
     Stockholders' Equity:
       Common Stock, $1 par value
         -100,000,000 shares authorized
         - 42,576,933 and 43,199,147 shares
             outstanding                               42.6           43.2
       Capital surplus                                354.1          368.0
       Accumulated deficit at December 31, 1992      (212.6)        (212.6)
       Retained earnings since January 1, 1993        344.5          252.1
       Unrealized gains on marketable
          securities, net                             160.1          133.2
         Total stockholders' equity                   688.7          583.9
                                                   $7,190.4       $7,710.3

   See Notes to Consolidated Financial Statements.

                                       F-2




                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED INCOME STATEMENT
                     (In millions, except per share amounts)

                                               Year ended December 31,
                                               1998     1997     1996
   Revenues:
     Life, accident and health premiums      $170.4   $121.5   $103.6
     Net investment income                    506.9    494.3    467.7
     Realized gains on sales of investments    10.7      5.2      1.2
     Gain on sale of subsidiaries              21.6       -        -
     Equity in net earnings (loss) of affiliate(0.4)     0.8     (2.2)
     Other income                              15.3     12.4      7.0
                                              724.5    634.2    577.3
   Costs and Expenses:
     Annuity benefits                         261.7    278.8    271.8
     Life, accident and health benefits       131.7    110.1     92.3
     Insurance acquisition expenses            65.0     36.3     34.1
     Trust preferred distribution requirement  19.0     15.5      1.0
     Interest and other debt expenses          10.8      8.9     14.3
     Provision for relocation expenses           -       4.0       -
     Other expenses                            92.8     76.4     85.3
                                              581.0    530.0    498.8
   Income from continuing operations before
     income taxes                             143.5    104.2     78.5
   Provision for income taxes                  46.0     32.8     17.4
   Income from continuing operations           97.5     71.4     61.1
   Extraordinary items, net of tax             (0.8)    (1.5)    (6.0)
   Net Income                                $ 96.7   $ 69.9   $ 55.1
     Preferred dividend requirement              -       1.0      1.4
     Net income applicable to Common Stock   $ 96.7   $ 68.9   $ 53.7

     Average number of common shares:
         Basic                                 43.0     43.2     43.1
         Diluted                               43.7     43.7     43.1

   Basic earnings (loss) per common share:
     Continuing operations                    $2.27    $1.63    $1.39
     Extraordinary items                      (0.02)   (0.03)   (0.14)
     Net income                               $2.25    $1.60    $1.25
   Diluted earnings (loss) per common share:
     Continuing operations                    $2.23    $1.61    $1.39
     Extraordinary items                      (0.02)   (0.03)   (0.14)
     Net income                               $2.21    $1.58    $1.25
   Cash dividends per common share            $0.10    $0.10    $0.08

   See Notes to Consolidated Financial Statements.

                                       F-3

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (In millions)

                                               Year ended December 31,
                                               1998     1997     1996
   Preferred Stock:
     Balance at beginning of year            $   -    $ 49.0   $ 17.0
     Preferred Stock issued                      -        -      32.0
     Preferred Stock retired                     -     (49.0)      -
       Balance at end of year                $   -    $   -    $ 49.0


   Common Stock:
     Balance at beginning of year            $ 43.2   $ 43.3   $ 43.1
     Common Stock issued                         -        -       0.2
     Common Stock retired                      (0.6)    (0.1)      -
       Balance at end of year                $ 42.6   $ 43.2   $ 43.3

   Capital Surplus:
     Balance at beginning of year            $368.0   $358.5   $361.1
     Capital contribution                        -       9.3       -
     Common Stock issued                        0.4      0.2      2.2
     Common Stock retired                     (14.3)    (1.0)      -
     Common dividends declared                   -        -      (3.4)
     Preferred Stock retired                     -       2.0       -
     Preferred dividends declared                -      (1.0)    (1.4)
       Balance at end of year                $354.1   $368.0   $358.5


   Accumulated Deficit at December 31, 1992 ($212.6) ($212.6) ($212.6)

   Retained Earnings Since January 1, 1993:
     Balance at beginning of year            $252.1   $186.5   $131.4
     Net income                                96.7     69.9     55.1
     Common dividends declared                 (4.3)    (4.3)      -
       Balance at end of year                $344.5   $252.1   $186.5

   Unrealized Gains, Net:
     Balance at beginning of year            $133.2   $ 61.8   $ 89.3
     Change during year                        26.9     71.4    (27.5)
       Balance at end of year                $160.1   $133.2   $ 61.8


   Comprehensive Income:
     Net Income                              $ 96.7   $ 69.9   $ 55.1
     Other comprehensive income - change in net
       unrealized gains on
        marketable securities                  26.9     71.4    (27.5)
       Comprehensive income                  $123.6   $141.3   $ 27.6


   See Notes to Consolidated Financial Statements.

                                        F-4

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (In millions)
                                              Year ended December 31,
                                                1998     1997    1996
   Cash Flows from Operating Activities:
   Net income                               $   96.7 $   69.9 $   55.1
   Adjustments:
     Extraordinary loss on prepayment of debt    0.8      1.5     6.0
     Increase in life, accident and
        health reserves                         47.1     36.3    28.4
     Benefits to annuity policyholders         261.7    278.8   271.8
     Amortization of insurance
        acquisition costs                       55.4     36.3    34.1
     Depreciation and amortization              12.6      5.1     6.5
     Realized gains on sales of investments    (10.7)    (5.2)   (1.2)
     Gain on sale of subsidiaries              (21.6)      -       -
     Increase in insurance acquisition costs  (117.2)   (72.6)  (68.5)
     Increase in accrued investment income      (4.5)    (4.8)   (7.4)
     Increase in other assets                  (27.1)   (32.6)  (10.4)
     Increase (decrease) in other liabilities   27.9     19.8    (6.3)
     Other, net                                (18.3)   (21.4)   (2.6)
                                               302.8    311.1   305.5
   Cash Flows from Investing Activities:
     Purchases of and additional investments in:
       Fixed maturity investments           (1,121.9)(1,449.9)(1,010.1)
       Equity securities                       (23.5)   (12.5)     -
       Real estate, mortgage loans and
          other assets                          (25.7)  (16.1)  (26.7)
     Purchase of subsidiaries, net of
        cash acquired                           (9.5)   (48.7)     -
     Maturities and redemptions of
         fixed maturity
         investments                           673.0    408.2   255.2
     Sales and decreases in:
       Subsidiaries                            164.6       -       -
       Fixed maturity investments              369.5    747.6   261.0
       Equity securities                         6.3      5.8     1.3
       Real estate, mortgage loans and
       other assets                             20.4     20.9    27.8
     Cash and short-term investments
       of subsidiaries sold                    (40.5)      -       -
     Decrease (increase) in policy loans         1.5     (1.3)    5.4
                                                14.2   (346.0) (486.1)
   Cash Flows from Financing Activities:
     Fixed annuity receipts                    480.6    493.7   573.8
     Annuity surrenders, benefits
       and withdrawals                        (690.4)  (607.2) (517.9)
     Additions to notes payable                150.0    114.0    92.7
     Reductions of notes payable              (156.1)   (94.9) (153.2)
     Issuance of trust preferred securities       -     149.3    72.4
     Issuance of Common Stock                    0.4       -       -
     Retirement of Common Stock                (14.9)    (1.1)     -
     Issuance of Preferred Stock                  -        -     32.0
     Retirement of Preferred Stock                -     (47.0)     -
     Cash dividends paid                        (4.3)    (5.3)   (4.5)
                                              (234.7)     1.5    95.3

   Net increase (decrease) in cash
     and short-term investments                 82.3    (33.4)  (85.3)
   Cash and short-term investments
     at beginning of year                       50.7     84.1   169.4
   Cash and short-term investments
     at end of year                         $  133.0 $   50.7$   84.1

   See Notes to Consolidated Financial Statements.


                                       F-5


                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                  INDEX TO NOTES
   A.  Description of the Company                  J.  Stockholders' Equity
   B.  Summary of Significant Accounting Policies  K.  Income Taxes
   C.  Acquisitions and Sale of Subsidiaries       L.  Leases
   D.  Segments of Operations                      M.  Earnings Per Share
   E.  Investments                                 N.  Contingencies
   F.  Investment in Affiliate                     O.  Statutory  Information
   G.  Unamortized Insurance Acquisition Costs     P.  Additional Information
   H.  Notes Payable                               Q.  Quarterly Financial Data
   I.  Mandatorily Redeemable Preferred                    (Unaudited)
       Securities of Subsidiary Trusts


   A.  DESCRIPTION OF THE COMPANY

   American Annuity Group, Inc. ("AAG" or "the Company") markets retirement products, primarily fixed and variable annuities, and various forms of life and supplemental health insurance through independent agents, payroll deduction plans, financial institutions and in-home sales.

   American Financial Group, Inc. ("AFG") and its subsidiaries owned 82% of AAG's Common Stock at December 31, 1998.

   B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation The accompanying Consolidated Financial Statements include the accounts of AAG and its subsidiaries. Certain reclassifications have been made to prior years to conform to the current year's presentation. Acquisitions and sales of subsidiaries have resulted in certain differences in the financial statements and have affected comparability between years. All significant intercompany balances and transactions have been eliminated. All acquisitions have been treated as purchases. The results of operations of companies since their formation or acquisition are included in the Consolidated Financial Statements.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

   Investments Debt securities are classified as "held to maturity" and reported at amortized cost if AAG has the positive intent and ability to hold them to maturity. Debt and equity securities are classified as "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity if the securities are not classified as held to maturity or bought and held principally for selling in the near term. At December 31, 1998, AAG reclassified "held to maturity" securities with an amortized cost of $1.9 billion to "available for sale" to give management greater flexibility to react to changing market conditions. This reclassification resulted in an increase of $72.4 million in the carrying value of fixed maturity investments and an increase of $39.4 million in stockholders' equity. The transfer had no effect on net earnings.


                                       F-6

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   Short-term investments are carried at cost; mortgage loans on real estate are generally carried at amortized cost; policy loans are stated at the aggregate unpaid balance. Premiums and discounts on mortgage-backed securities are amortized over their expected average lives using the interest method.

   Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the carrying value of that investment is reduced.

   Investment in Affiliate   AAG's investments in equity securities of
   companies that are 20% to 50% owned by AFG and its subsidiaries are generally carried at cost, adjusted for a proportionate share of their undistributed earnings or losses. Changes in AAG's equity in its affiliate caused by issuances of the affiliate's stock are recognized in earnings when such issuances are not part of a broader reorganization.

   Insurance Acquisition Costs and Expenses Insurance acquisition costs and expenses consist primarily of deferred policy acquisition costs and the present value of future profits on business in force of acquired insurance companies. In addition, certain marketing and commission costs are expensed as paid and included in insurance acquisition expenses.

   Deferred Policy Acquisition Costs ("DPAC") DPAC (principally commissions, advertising, underwriting, policy issuance and sales expenses that vary with and are primarily related to the production of new business) is deferred to the extent that such costs are deemed recoverable.

   DPAC related to annuities and universal life insurance products is amortized, with interest, in relation to the present value of expected gross profits on the policies. These expected gross profits consist principally of estimated future net investment income and surrender, mortality and other policy charges, less estimated future interest on policyholders' funds, policy administration expenses and death benefits in excess of account values. DPAC is reported net of unearned revenue relating to certain policy charges that represent compensation for future services. These unearned revenues are recognized as income using the same assumptions and factors used to amortize DPAC.

   To the extent that realized gains and losses result in adjustments to the amortization of DPAC, such adjustments are reflected as components of realized gains.

   To the extent that unrealized gains (losses) from securities classified as "available for sale" would result in adjustments to DPAC, unearned revenues and policyholder liabilities had those gains (losses) actually been realized, such balance sheet amounts are adjusted, net of deferred taxes.

   DPAC related to traditional life and health insurance is amortized over the expected premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues.
   Such anticipated premium revenues were estimated using the same assumptions used for computing liabilities for future policy benefits.



                                       F-7

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   Present Value of Future Profits   Included in insurance acquisition costs
   are amounts representing the present value of future profits on business in force of the acquired insurance companies, which represent the portion of the costs to acquire such companies that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition.

   These amounts are amortized with interest over the estimated remaining life of the acquired policies for annuities and universal life products and over the expected premium paying period for traditional life and health insurance products.

   Annuity Benefits Accumulated Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

   Life, Accident and Health Reserves Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on anticipated investment yields, mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves are modified as necessary to reflect actual experience and developing trends.

   The liability for future policy benefits for interest sensitive life policies is equal to the sum of the accumulated fund balances under such policies.

   Assets Held in and Liabilities Related to Separate Accounts Separate account assets and related liabilities represent variable annuity deposits and, in 1997, include deposits maintained by several banks under a tax-deferred annuity program previously offered by the Funeral Services Division, which was sold in 1998. (See Note C.)

   Life, Accident and Health Premiums and Benefits For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. Policy reserves have been established in a manner which allocates policy benefits and expenses on a basis consistent with the recognition of related premiums and generally results in the recognition of profits over the premium-paying period of the policies.

   For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses. Surrender benefits reduce the account value. Death benefits are expensed when incurred, net of the account value.

   Income Taxes AAG and its principal subsidiary, Great American Life Insurance Company ("GALIC"), have separate tax allocation agreements with American Financial Corporation ("AFC"), a subsidiary of AFG, which designate how tax payments are shared by members of the tax group. In general, both companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC.

                                       F-8




                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to AAG's entering AFC's consolidated tax group, AFC will pay to AAG an amount equal to the benefit received.

   Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis and are measured using enacted tax rates. The Company recognizes deferred tax assets if it is more likely than not that a benefit will be realized. Current and deferred tax assets and liabilities of companies in AFC's consolidated tax group are aggregated with other amounts receivable from or payable to affiliates.

   Stock-Based Compensation As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," AAG accounts for stock options and other stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   Benefit Plans   AAG sponsors an Employee Stock Ownership Retirement Plan
   ("ESORP") covering all employees who are qualified as to age and length of service. The ESORP, which invests primarily in securities of AAG, is a trusteed, noncontributory plan for the benefit of the employees of AAG and its subsidiaries. Contributions are discretionary by the directors of AAG and are charged against earnings in the year for which they are declared. Qualified employees having vested rights in the plan are entitled to benefit payments at age 60.

   AAG and certain of its subsidiaries provide certain benefits to eligible retirees. The projected future cost of providing these benefits is expensed over the period the employees earn such benefits.

   Start-Up Costs   Certain costs associated with introducing new products and distribution channels are deferred by AAG and are amortized on a straight-line basis over five years. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," was issued during the second quarter of 1998 and is effective for fiscal years beginning after December 15, 1998. The SOP requires that (i) costs of start-up activities be expensed as incurred and (ii) unamortized balances of previously deferred costs be expensed no later than the first quarter of 1999 and reported as the cumulative effect of a change in accounting principle. AAG had approximately $7 million in capitalized start-up costs at December 31, 1998.

   Derivatives   The Financial Accounting Standards Board issued SFAS No. 133,
   "Accounting for Derivative Instruments and Hedging Activities," during the second quarter of 1998. SFAS No. 133 is effective for fiscal periods (both years and quarters) beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. SFAS No. 133 requires the recognition of all derivatives (both assets and liabilities) in the statement of financial position at fair value. Changes in fair value of derivative instruments are included in current income or as a component of comprehensive income (outside current income) depending on the type of derivative. Implementation of SFAS No. 133 is not expected to have a material effect on AAG's financial position or results of operations.


                                       F-9



                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   Earnings Per Share In 1997, AAG implemented SFAS No. 128, "Earnings Per Share." This standard requires the presentation of basic and diluted earnings per share. Basic earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share include the effect of the assumed exercise of dilutive common stock options. Per share amounts for prior periods were restated.

   Comprehensive Income   Effective January 1, 1998, AAG implemented SFAS No.
   130, "Reporting Comprehensive Income." SFAS No. 130 uses the term "comprehensive income" to describe the total of net earnings plus other comprehensive income. For AAG, other comprehensive income represents the change in net unrealized gain on marketable securities net of deferred taxes. Implementation of this statement had no impact on net earnings or stockholders' equity. Appropriate data for prior periods has been added to conform to the current presentation.

   Statement of Cash Flows   For cash flow purposes, "investing activities" are
   defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include annuity receipts, benefits and withdrawals and obtaining resources from owners and providing them with a return on their investments. All other activities are considered "operating." Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

   Fair Value of Financial Instruments   Methods and assumptions used in
   estimating fair values are described in Note P to the financial statements. These fair values represent point-in-time estimates of value that might not be particularly relevant in predicting AAG's future earnings or cash flows.

   C.  ACQUISITIONS AND SALE OF SUBSIDIARIES

   In February 1999, AAG acquired Old Republic Life Insurance Company of New York for approximately $25 million in cash. This acquisition provides AAG with the opportunity to offer its life and annuity products in all 50 states.

   In December 1997, AAG acquired GAPR for approximately $50 million in cash.

   On September 30, 1998, AAG sold its Funeral Services Division for approximately $165 million in cash realizing a $14.8 million after-tax gain. This division included American Memorial Life Insurance Company (acquired in
   1995) and Arkansas National Life Insurance Company (acquired in 1998) and had assets of approximately
   $1 billion as of the sale date.





                                       F-10

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   D.  SEGMENTS OF OPERATIONS

   AAG operates in three major segments: (i) retirement products, (ii) life, accident and health insurance and (iii) corporate and other. AAG's retirement product companies sell tax-deferred annuities to employees of primary and secondary educational institutions, hospitals and in the non-
   qualified markets.   More than one-fourth of AAG's retirement annuity
   premiums came from California in 1996 to 1998. No other state accounted for more than 10% of premiums. Sales from AAG's top two Managing General Agencies accounted for 14% and 5% of retirement annuity premiums in 1998.

   AAG's life, accident and health businesses sell various forms of life and supplemental health products in the United States and Puerto Rico. Sales in Puerto Rico accounted for nearly one-half of AAG's life, accident and health premiums in 1998.

   Corporate and other consists primarily of AAG (parent), AAG Holding and the Funeral Services Division.

   Effective January 1, 1998, AAG implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires segment information to be reported based on how management internally evaluates the operating performance of its business units. Implementation of this standard had no impact on AAG's financial position or results of operations.

   The following tables (in millions) show AAG's assets, revenues and operating profit (loss) by significant business segment. Operating profit (loss) represents total revenues (excluding realized gains) less interest and operating expenses.

       Assets                                 1998         1997         1996
         Retirement annuities             $6,419.3     $6,142.9     $5,830.2
         Life, accident & health             557.4        511.7        332.6
         Corporate and other (a)             197.8      1,038.9        844.8
         Investment in affiliate              15.9         16.8         16.5
           Total assets per balance sheet $7,190.4     $7,710.3     $7,024.1

       Revenues
         Retirement annuities               $442.9       $437.7       $419.2
         Life, accident & health             119.6         63.6         60.9
         Corporate and other                 130.1        126.9         98.2
           Total operating revenues          692.6        628.2        578.3


         Realized gains (b)                   32.3          5.2          1.2
         Equity in net earnings
           (loss) of affiliate                (0.4)         0.8         (2.2)
           Total revenues per
            income statement                $724.5       $634.2       $577.3

       Operating profit (loss) - pretax
         Retirement annuities               $111.6       $101.5      $  91.7
         Life, accident & health              12.6          8.0          9.5
         Corporate and other                 (12.6)        (7.3)       (21.7)
           Total pretax operating income     111.6        102.2         79.5

         Realized gains (b)                   32.3          5.2          1.2
         Equity in net earnings
           (loss) of affiliate                (0.4)         0.8         (2.2)

         Provision for relocation expenses      -          (4.0)          -
           Total pretax income per
           income statement                 $143.5       $104.2      $  78.5


   (a) Decrease in "Corporate and other" assets reflects sale of Funeral Services Division in 1998.
   (b) Includes gain on sale of subsidiaries in 1998.

                                      F-11

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   E.  INVESTMENTS

   Fixed maturity investments at December 31, consisted of the following (in millions):


                                          1998
                                      Available for Sale
                             Amortized       Market         Gross Unrealized
                                  Cost        Value         Gains        Losses
   Fixed maturities:
    U. S. Government and
     government agencies and
      authorities             $  218.0    $   233.9       $  15.9       $   -
    States, municipalities
      and political
      subdivisions                34.2         36.3           2.1           -
   Foreign governments            25.8         28.0           2.2           -
   Public Utilities              433.1        449.3          16.2           -
   Mortgage-backed securities  1,800.6      1,877.4          82.8         (6.0)
   All other corporate         3,257.4      3,383.6         143.9        (17.7)
   Redeemable preferred stocks    13.7         14.6           1.0         (0.1)
                              $5,782.8     $6,023.1        $264.1       ($23.8)



                                                  1998
                                             Held to Maturity
                             Amortized      Market          Gross Unrealized
                                 Cost        Value          Gains        Losses
   Fixed maturities:
    U. S. Government and
     government agencies and
      authorities                $  -         $  -          $  -        $   -
    States, municipalities
      and political
      subdivisions                  -            -             -            -
   Foreign governments              -            -             -            -
   Public Utilities                 -            -             -            -
   Mortgage-backed securities       -            -             -            -
   All other corporate              -            -             -            -
   Redeemable preferred stocks      -            -             -            -
                                 $  -         $  -          $  -         $  -

 As of December 31, 1998, $1.90 billion of fixed maturities investments formerly classified as held to maturity were reclassed to available for sale at their market price of $1.97 billion.


                                                   1997
                                            Available for Sale
                             Amortized       Market         Gross Unrealized
                                  Cost        Value         Gains        Losses
   Fixed maturities:
    U. S. Government and
     government agencies and
      authorities             $  303.1    $   312.8        $  9.8       ($0.1)
    States, municipalities
      and political
      subdivisions                26.8         27.6           0.8           -
   Foreign governments            20.1         21.0           0.9           -
   Public Utilities              135.6        141.7           6.1           -
   Mortgage-backed securities  1,250.6      1,302.5          51.9           -
   All other corporate         2,169.2      2,274.9         105.7           -
   Redeemable preferred stocks    16.6         18.9           2.3           -
                              $3,922.0     $4,099.4        $177.5        ($0.1)

                                                    1997
                                              Held to Maturity
                             Amortized       Market         Gross Unrealized
                                  Cost        Value         Gains        Losses
   Fixed maturities:
    U. S. Government and
     government agencies and
      authorities                 $  -       $   -          $  -         $ -
    States, municipalities
      and political
      subdivisions                39.8         40.2           0.4          -
   Foreign governments             8.3          8.9           0.6          -
   Public Utilities              360.3        366.2           6.7        (1.3)
   Mortgage-backed securities    659.2        684.6          25.6        (0.2)
   All other corporate         1,208.3      1,240.7          33.2        (0.8)
   Redeemable preferred stocks      -            -             -           -
                              $2,276.4     $2,340.6         $66.5       ($2.3)

   "Investing activities" related to fixed maturity investments included in AAG's Consolidated Statement of Cash Flows consisted of the following (in millions):
                                                    1998
                             Available          Held to
                             for Sale           Maturity        Total
     Purchases               ($1,121.9)         $    -      ($1,121.9)
     Maturities and paydowns     394.7             278.3        673.0
     Sales                       336.2              33.3        369.5
     Gross gains                   8.9               3.4         12.3
     Gross losses                 (9.3)             (0.4)        (9.7)


                                                    1997
                             Available           Held to
                             for Sale            Maturity        Total
     Purchases                ($1,448.5)           ($1.4)    ($1,449.9)
     Maturities and paydowns      195.5            212.7         408.2
     Sales                        742.4              5.2         747.6
     Gross gains                   19.8              0.2          20.0
     Gross losses                 (13.9)              -          (13.9)


                                                    1996
                             Available            Held to
                             for Sale             Maturity        Total
     Purchases                  ($893.8)         ($116.3)    ($1,010.1)
     Maturities and paydowns      148.6            106.6         255.2
     Sales                        251.7              9.3         261.0
     Gross gains                    8.3              1.1           9.4
     Gross losses                  (8.3)            (0.3)         (8.6)

   Securities classified as "held to maturity" were sold for gains of $0.5 million in 1998 due to significant deterioration in the issuers' creditworthiness. In 1997 and 1996, gains (losses) on such sales were insignificant.

                                       F-12

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   The table below sets forth the scheduled maturities of AAG's fixed maturity investments based on market value as of December 31:

                  Maturity                                  1998
               One year or less                                5%
               After one year through five years              25
               After five years through ten years             25
               After ten years                                14
                                                              69
               Mortgage-backed securities                     31
                                                             100%

   The distribution of maturities based on amortized cost is generally the same. Mortgage-backed securities had an estimated average life of approximately four and one-half years at December 31, 1998.

   AAG had no investments in any issue in excess of 10% of stockholders' equity at December 31, 1998, other than investments issued or guaranteed by the U.S. Government or government agencies.

   At December 31, 1998 and 1997, AAG had no unrealized losses on its marketable equity securities. Realized gains and changes in unrealized appreciation on fixed maturity and equity security investments are summarized as follows (in millions):

                                 Fixed      Equity            Tax
                               Maturities Securities Other  Effects   Total
   1998
   Realized                      $  2.6      $ 1.8    $6.3   ($ 3.9) $  6.8
   Change in unrealized            (1.3)     (13.6)     -       5.2    (9.7)

   1997
   Realized                      $  6.1      $ 1.7   ($2.6)  ($ 1.8) $  3.4
   Change in unrealized           142.0       17.2      -     (55.7)  103.5

   1996
   Realized                      $  0.8      $  -     $0.4   ($ 0.4) $  0.8
   Change in unrealized          (142.2)      16.4      -      44.0   (81.8)


                                       F-13

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   Major categories of net investment income were as follows (in millions):

                                             1998    1997      1996
       Fixed maturities*                   $502.1  $492.6    $463.4
       Other                                  9.5     6.4      10.8
         Total investment income            511.6   499.0     474.2
       Investment expenses                   (4.7)   (4.7)     (6.5)
         Net investment income             $506.9  $494.3    $467.7


       * Includes income on fixed maturities, mortgage loans, policy loans and short-term investments.

   AAG's investment portfolio is managed by a subsidiary of AFG. Investment expenses included investment management charges from this subsidiary amounting to $3.3 million in 1998, $2.9 million in 1997 and $4.7 million in 1996. (See Note P - "Related Party Transactions".)

   F.  INVESTMENT IN AFFILIATE

   Investment in affiliate reflects AAG's 4% ownership (2.7 million shares; carrying value of $15.9 million at December 31, 1998) of the common stock of Chiquita Brands International which is accounted for under the equity method. AFG and its other subsidiaries own an additional 33% interest in the common stock of Chiquita. Chiquita is a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products.

   The market value of AAG's investment in Chiquita was approximately $26 million and $44 million at December 31, 1998 and 1997, respectively.

   In the fourth quarter of 1998, Chiquita recorded an after-tax charge of $74 million due to significant damage to its operations as a result of widespread flooding caused by Hurricane Mitch. Accordingly, AAG recorded its proportionate share (4%) of this after-tax write-off. Included in equity in Chiquita's earnings are gains of $1.0 million in 1998 and $1.3 million in 1997 attributable to Chiquita's issuance of common stock.

   In 1996 AAG recorded a pretax extraordinary charge of $1.1 million representing its proportionate share of Chiquita's loss on the retirement of debt.

   Included in AAG's retained earnings at December 31, 1998, was $8.7 million applicable to equity in undistributed net losses of Chiquita.

   G.  UNAMORTIZED INSURANCE ACQUISITION COSTS

   Unamortized insurance acquisition costs consisted of the following at December 31, (in millions):
                                            1998     1997
       Deferred policy acquisition costs  $320.1   $300.6
       Present value of future profits
         acquired                           59.9    102.0
       Unearned revenues                  (132.6)  (141.0)
                                          $247.4   $261.6


                                       F-14

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   A progression of AAG's present value of future profits acquired ("PVFP") is as follows (in millions):

                                                        1998    1997  1996
                  Beginning balance                   $102.0  $ 72.5 $73.4
                  Addition due to acquisition            3.6    37.5    -
                  Reduction due to sale                (32.0)     -     -
                  Interest accrued                       6.4     5.3   5.4
                  Amortization                         (17.0)  (13.3)(14.1)
                  Other                                 (3.1)     -    7.8
                                                      $ 59.9  $102.0 $72.5

   The interest accrual rates used range primarily from 5% to 7%. During each of the next five years, the PVFP is expected to decrease at a rate of approximately 9% of the balance at the beginning of each respective year.

   H.  NOTES PAYABLE

   Notes payable consisted of the following at December 31, (in millions):

                                                        1998    1997
               Direct obligations of AAG              $  1.2  $  1.3
               Obligations of AAG Holding
                  (guaranteed by AAG):
                 6-7/8% Senior Notes due 2008          100.0      -
                 Bank Credit Line                       27.0   107.0
                  11-1/8% Senior Subordinated
                    Notes due 2003                        -     24.1
               Other subsidiary debt                     2.8     3.4
                      Total                           $131.0  $135.8

   In January 1998, AAG Holding replaced its existing bank lines with a $200 million unsecured credit agreement. Loans under the credit agreement mature from 2000 to 2003 and bear interest at floating rates based on prime or Eurodollar. In February 1998, AAG Holding borrowed under the new credit line and retired its 11-1/8% Notes realizing a pretax extraordinary loss of $1.2 million. In June 1998, AAG Holding sold $100 million principal amount of 6-7/8% Senior Notes and used the net proceeds to repay outstanding indebtedness under the unsecured bank credit line.

   In August 1997, AAG Holding retired its 9-1/2% Senior Notes, realizing a pretax extraordinary loss of $2.4 million. During 1996, a pretax extraordinary loss of $8.2 million was realized on the repurchase of $78.0 million principal amount of Notes.

   At December 31, 1998, AAG and its subsidiaries had no material amounts of scheduled principal payments due until final maturity of the bank credit line in 2003.
                                       F-15

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   At December 31, 1998 and 1997, the weighted-average interest rate on amounts borrowed under AAG Holding's bank credit lines was 6.09% and 6.80%, respectively. At March 1, 1999, the weighted-average interest rate on its credit line was 5.44%.

   Cash interest payments were $10.9 million in 1998, $9.4 million in 1997 and $17.4 million in 1996.

   I.  MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

   Wholly-owned subsidiary trusts of AAG Holding have issued $225 million of preferred securities and, in turn, purchased $225 million of AAG Holding subordinated debt which provide interest and principal payments to fund the Trusts' obligations. The preferred securities are mandatorily redeemable upon maturity or redemption of the subordinated debt. The three preferred securities issues are summarized as follows:

   Date of                                                    Optional
   Issuance       Issue (Maturity Date)   Amount             Redemption Dates
   November 1996  9-1/4% TOPrS* (2026)   $75,000,000          On or after
                                                              11/7/2001
   March 1997     8-7/8% Preferred
                  Securities (2027)       75,000,000          On or after
                                                              3/1/2007

   May 1997       7-1/4% ROPES** (2041)   75,000,000          Prior to
                                                              9/28/2000 and
                                                              after 9/28/2001

   *  Trust Originated Preferred Securities
   ** Remarketed Par Securities


   AAG and AAG Holding effectively provide an unconditional guarantee of the Trusts' obligations.

   J.  STOCKHOLDERS' EQUITY

   The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $1.00 per share.

   In December 1997, AAG merged its underfunded pension plan with two pension plans of affiliates (see Note P - "Pension Plan"). The net overfunded amount of the affiliates' plans was recorded as a capital contribution.

   In December 1996, AAG sold 320,000 shares of newly issued Preferred Stock for $32 million (see Note P - "Related Party Transactions"). In March 1997, AAG repurchased all 490,000 shares of its Preferred Stock for approximately $47 million.

   AAG's dividend paying capability is limited by certain customary debt covenants to amounts based on cumulative earnings and losses, debt ratios and other items.

   "Retained earnings since January 1, 1993," reflects accumulated changes in AAG's retained earnings since its acquisition of GALIC.

                                       F-16

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   The change in net unrealized gains on marketable securities included the following (in millions):

                                                    1998
                                        Pretax     Taxes       Net
   Unrealized holding gains on
    securities arising during
    the period                          $ 6.6     ($1.0)   $  5.6
   Unrealized gain on securities
    transferred from held to
    maturity                             60.6     (21.2)     39.4
   Reclassification adjustment
    for investment losses (gains)
    realized in net income and
    unrealized gains of
     subsidiaries sold                  (27.8)      9.7     (18.1)
   Changes in net unrealized
     gains on marketable
     securities                         $39.4    ($12.5)    $26.9


                                                    1997
                                        Pretax     Taxes       Net
   Unrealized holding gains on
    securities arising during
    the period                         $117.6    ($41.2)   $ 76.4
   Unrealized gain on securities
    transferred from held to
    maturity                              -           -       -
   Reclassification adjustment
    for investment losses (gains)
    realized in net income and
    unrealized gains of
     subsidiaries sold                   (7.7)      2.7      (5.0)
   Changes in net unrealized
     gains on marketable
     securities                        $109.9    ($38.5)    $71.4


                                                    1996
                                        Pretax     Taxes       Net
   Unrealized holding gains on
    securities arising during
    the period                         ($42.1)     $14.6   ($27.5)
   Unrealized gain on securities
    transferred from held to
    maturity                               -          -       -
   Reclassification adjustment
    for investment losses (gains)
    realized in net income and
    unrealized gains of
     subsidiaries sold                     -          -       -
   Changes in net unrealized
     gains on marketable
     securities                       ($42.1)      $14.6   ($27.5)

   At December 31, 1998, there were 3.0 million shares of AAG Common Stock reserved for issuance under AAG's stock option plans. Under the plans, the exercise price of each option equals the market price of AAG Common Stock at the date of grant. Options generally become exercisable at the rate of 20% per year commencing one year after grant. All options expire ten years after the date of grant.


   Data for AAG's Stock Option Plan is presented below:

                                          1998
                                                     Average
                                                    Exercise
                           Shares                      Price
   Outstanding at
    beginning of year   2,178,190                     $15.21
   Granted                417,000                     $22.51
   Forfeited              (90,332)                    $16.57
   Exercised              (40,778)                    $13.80

   Outstanding at
     end of year        2,464,080                     $16.42

   Options exercisable
     at year-end          701,561                     $14.43


                                          1997
                                                     Average
                                                    Exercise
                           Shares                      Price
   Outstanding at
    beginning of year   1,548,969                     $13.38
   Granted                633,070                     $19.70
   Forfeited               (3,849)                    $13.51
   Exercised                   -                          -

   Outstanding at
     end of year        2,178,190                     $15.21

   Options exercisable
     at year-end          309,024                     $13.38


                                          1996
                                                     Average
                                                    Exercise
                           Shares                      Price
   Outstanding at
    beginning of year         -                           -
   Granted              1,557,759                     $13.38
   Forfeited               (8,790)                    $13.25
   Exercised                   -                          -

   Outstanding at
     end of year        1,548,969                     $13.38

   Options exercisable
     at year-end               -                         n/a


   The average remaining life of AAG's options was 8.5 years at December 31, 1998. The exercise prices of options issued during the year ranged from $22.13 to $24.38 in 1998; $14.00 to $21.75 in 1997 and $13.25 to $13.75 in
   1996.

   No compensation cost has been recognized for stock option grants. Had compensation cost been determined for stock option awards based on the fair values at grant dates consistent with the method prescribed by SFAS No. 123, AAG's net income and earnings per share would have been approximately $7.5 million ($0.18 per share) lower. For SFAS No. 123 purposes, calculations were determined using the Black-Scholes option pricing model and the following assumptions: dividend yield of less than 1%; expected volatility of 20%; risk-free interest rates of 4.7% - 5.7% for 1998; 5.7% - 6.5% for 1997 and 6.0% for 1996 and expected life of 7.5 years.

                                       F-17


                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   K.  INCOME TAXES

   The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the Consolidated Income Statement (in millions).

                                                1998     1997     1996
   Income before income taxes:
     Continuing operations                    $143.5   $104.2    $78.5
     Extraordinary items                        (1.2)    (2.3)    (9.2)
          Income before income taxes          $142.3   $101.9    $69.3

   Tax computed at statutory rate             $ 49.8   $ 35.7    $24.3

   Effect of:
     Reduction of valuation allowance           (6.6)    (3.5)   (10.0)
     Book basis over tax basis of
       subsidiaries sold                         2.3       -        -
     Other, net                                  0.1     (0.2)    (0.1)
         Total provision (all current)          45.6     32.0     14.2

   Amounts applicable to extraordinary items     0.4      0.8      3.2
   Provision for income tax as shown on
     the Consolidated Income Statement        $ 46.0   $ 32.8    $17.4

   The significant components of deferred tax assets and liabilities, excluding the effects of unrealized gains and losses on marketable securities, included in the Consolidated Balance Sheet were as follows (in millions):

                                                 December 31,
                                                1998     1997
     Deferred tax assets:
       Net operating loss carryforwards       $29.4     $39.8
       Accrued expenses                         5.1       8.4
       Investment securities, including
         affiliate                             36.3      34.7
       Valuation allowance for deferred
         tax assets                           (26.4)    (33.0)

     Deferred tax liabilities:
       Unamortized insurance
         acquisition costs                    (68.8)    (70.6)
       Policyholder liabilities               (17.2)     (8.8)
       Capitalized assets                      (8.6)       -

   At December 31, 1998, AAG had net operating loss carryforwards for federal income tax purposes of approximately $84 million which are scheduled to expire from 2003 through 2005.

                                       F-18


                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   L.  LEASES

   Future minimum lease payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 1998 are payable as follows: 1999 - $5.3 million; 2000 - $5.0 million; 2001
   - $4.9 million; 2002 - $4.1 million; 2003 - $4.0 million; 2004 and beyond -
   $13.5 million.

   Rental expense for operating leases was $4.9 million in 1998, $2.9 million in 1997 and $2.6 million in 1996.

   M.  EARNINGS PER SHARE

   The number of common shares outstanding used in calculating diluted earnings per share in 1998 and 1997 include 0.7 million shares and 0.5 million shares, respectively, for the effect of the assumed exercise of AAG's stock options.

   N.  CONTINGENCIES

   The Company is continuing its clean-up activities at certain of its former manufacturing operations and third-party sites, in some cases in accordance with consent agreements with federal and state environmental agencies. Changes in regulatory standards and further investigations could affect estimated costs in the future. Management believes that reserves recorded are sufficient to satisfy the known liabilities and that the ultimate cost will not, individually, or in the aggregate, have a material adverse effect on the financial condition or results of operations of AAG. Based on prior costs and discussions with independent environmental consultants, the Company believes the remaining aggregate cost of environmental work at all sites for which it has responsibility will range from $6.5 million to $14.5 million. AAG is actively pursuing recovery of a portion of the costs from the companies which provided insurance coverage for the former manufacturing operations. At December 31, 1998, AAG had settlement offers from certain of these insurance companies totaling more than $4 million. In addition, the Company's reserve for environmental costs was $4.7 million at December 31, 1998.

   O.  STATUTORY INFORMATION; RESTRICTIONS ON TRANSFERS OF FUNDS AND ASSETS OF
                  SUBSIDIARIES

   Insurance companies are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Certain statutory amounts for GALIC, AAG's primary insurance subsidiary, were as follows (in millions):

                                                 1998     1997    1996

            Capital and surplus                $350.4   $317.0  $285.0
            Asset valuation reserve              62.6     64.7    91.4
            Interest maintenance reserve         20.6     23.9    24.7

            Pretax income from operations      $111.2   $ 91.7  $ 87.1
            Net income from operations           99.9     72.7    68.1
            Net income                           35.6     73.6    66.2




                                       F-19

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   The amount of dividends which can be paid by GALIC without prior approval of regulatory authorities is subject to restrictions relating to capital and surplus and statutory net income. Based on net income at December 31, 1998, GALIC may pay $35.6 million in dividends in 1999 without prior approval.

   P.  ADDITIONAL INFORMATION

   Summary Financial Information of AAG Holding AAG has guaranteed all of the outstanding debt of AAG Holding. Summarized consolidated financial information for AAG Holding is as follows (in millions):

                                                 December 31,
       Income Statement                        1998    1997  1996*

         Revenues                            $  665  $  617   $91
          Pretax income                         130      92     8
         Net income                              84      60     5

       * Since November 1, 1996

       Balance Sheet                           1998    1997

         Investments                         $6,291  $6,634
         Unamortized insurance
            acquisition costs                   208     225
         Assets held in separate accounts       120     300
         Other assets                           281     284

         Insurance reserves                  $5,692  $6,142
         Notes payable:
           Due parent                           115     159
           Due others                           130     135
         Liabilities related to
            separate accounts                   120     300
         Other liabilities                      167     165

         Mandatorily redeemable
           preferred securities
            of subsidiary trusts             $  225  $  225

         Stockholder's equity                $  451  $  317


   Related Party Transactions In connection with AAG's purchase of GALIC from Great American Insurance Company ("GAI"), a subsidiary of AFG, in 1992, GAI agreed to neutralize the financial effects on GALIC of the adoption of an actuarial guideline with respect to non-traditional life insurance and annuity products. In satisfaction of this obligation, (i) GAI had agreed to purchase, at AAG's option, up to $57 million of AAG Preferred Stock and (ii) terms of GALIC's investment management services contract with AFG were modified to reduce the fees owed under certain circumstances. In December 1996 and 1995, AAG sold $21.7 million and $17.0 million, respectively, of its Series B Preferred Stock to GAI; the proceeds were contributed to GALIC. Also in December 1996, AAG sold $10.3 million of its Series B Preferred Stock to AFC. In March 1997, AAG repurchased all the Series B Preferred Stock for approximately $47 million. In 1997, AAG and GAI agreed that no additional shares of AAG Preferred Stock would be issued pursuant to this arrangement and that the financial impact of the actuarial guideline would be offset solely by reduction of investment management fees.

                                       F-20


                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   In a 1997 transaction, AAG purchased a minority ownership position in a company engaged in the production of ethanol. AAG's Chairman purchased the remaining ownership. During 1998, this company borrowed $4.0 million from AAG under a subordinated note bearing interest at 14% and used the proceeds to pay a portion of a $6.3 million capital distribution, including $3.1 million to AAG. AAG's equity investment in this company at December 31, 1998 was $1.8 million. In addition, AAG has extended a $5 million line of credit to this company; no amounts have been borrowed under the credit line.

   GALIC has a line of credit with a company owned in part by AFG and a brother of AAG's Chairman. Under the agreement, this company may borrow up to $8 million at 13% with interest deferred and added to principal. At December 31, 1998, $6.1 million was due GALIC under the line.

   Net investment income includes approximately $900,000 in 1998 and 1997 and $1 million in 1996 of payments from a subsidiary of AFG for the rental of an office building owned by GALIC.

   Fair Value of Financial Instruments The following table shows (in millions) the carrying value and estimated fair value of AAG's financial instruments at December 31:

                                               1998               1997
                                      Carrying Estimated   Carrying Estimated
                                        Value Fair Value     Value Fair Value
   Assets
   Fixed maturity investments         $6,023.1  $6,023.1   $6,375.8  $6,440.0
   Equity securities                      85.2      85.2       83.0      83.0
   Investment in affiliate                15.9      25.6       16.8      43.6

   Liabilities
   Annuity benefits accumulated       $5,449.6  $5,307.2    $5,28.1  $5,319.1
   Notes payable                         131.0     130.4      135.8     136.6
   Trust preferred securities         $  225.0  $  231.4   $  225.0  $  230.3
   Stockholders' equity               $  688.7  $  979.3   $  583.9  $  950.4

   When available, fair values are based on prices quoted in the most active market for each security, including AAG Common Stock. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities or similar methods. The fair value of short-term investments, mortgage loans on real estate and policy loans approximate their carrying value. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount.

                                       F-21


                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   Unrealized Gains on Marketable Securities, Net The components of the Consolidated Balance Sheet caption "Unrealized gains on marketable securities, net" in stockholders' equity are summarized as follows (in millions):

                                                Unadjusted
                                                  Asset   Effect of  Reported
                                              (Liability) SFAS 115    Amount
   1998
   Fixed maturities - available for sale         $5,782.8   $240.3   $6,023.1
   Equity securities                                 46.7     38.5       85.2
   Unamortized insurance acquisition
     costs, net                                     256.3     (8.9)     247.4
   Annuity benefits accumulated                  (5,424.1)   (25.5)  (5,449.6)
   Deferred taxes on unrealized gains                  -     (84.3)     (84.3)
   Unrealized gains on marketable
     securities, net                                        $160.1

   1997
   Fixed maturities - available for sale         $3,922.0   $177.4   $4,099.4
   Equity securities                                 30.9     52.1       83.0
   Unamortized insurance acquisition
     costs, net                                     268.0     (6.4)     261.6
   Annuity benefits accumulated                  (5,510.0)   (18.1)  (5,528.1)
   Deferred taxes on unrealized gains                  -     (71.8)     (71.8)
   Unrealized gains on marketable
     securities, net                                        $133.2

   Pension Plan The Company has a defined benefit pension plan (the "Plan") covering former U.S. employees of its discontinued manufacturing operations. Pension benefits are based upon past service with the Company and compensation levels. Contributions are made by the Company in amounts necessary to satisfy requirements of ERISA. Effective December 31, 1997, the Plan was merged with two other defined benefit plans which had been sponsored by affiliates of the Company.

                                       F-22

                  AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued


   Q.  QUARTERLY FINANCIAL DATA (Unaudited)

   Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the seasonal nature of the Company's affiliate and certain other operations and the discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time. The following table represents quarterly results of operations for the years ended December 31, 1998 and 1997 (in millions, except per share data).

                                           First   Second Third  Fourth Total
   1998                                  Quarter  QuarterQuarter Quarter  Year
   Realized gains (losses) on
   sales of investments                   $ 10.2   $  1.5 $  4.0 ($  5.0)$ 10.7
   Gain on sale of subsidiaries               -        -    21.6      -   21.6
   Total revenues                          189.6    186.9  209.6   138.4 724.5

   Income from continuing operations        25.7     21.7   37.3    12.8  97.5
   Extraordinary items                      (0.8)      -      -       -   (0.8)
   Net income                               24.9     21.7   37.3    12.8  96.7

   Earnings (loss) per common share:
   Basic:
     Continuing operations                 $0.60    $0.50  $0.87   $0.30 $2.27
     Extraordinary items                   (0.02)      -     -       -  (0.02)
      Net income                           $0.58    $0.50  $0.87   $0.30 $2.25

     Diluted:
      Continuing operations                $0.59    $0.49  $0.85   $0.30 $2.23
      Extraordinary items                  (0.02)      -     -       -   (0.02)
      Net income                           $0.57    $0.49  $0.85   $0.30 $2.21

   Average common shares outstanding
     Basic                                  43.1     43.1   43.0    42.7  43.0
     Diluted                                43.8     43.9   43.7    43.4  43.7

   1997
   Realized gains (losses) on
    sales of investments                  $  0.3  ($  0.1)$  1.5  $  3.5 $  5.2
   Total revenues                          149.7    154.5  161.7   168.3 634.2
   Income from continuing operations        18.0     17.7   16.4*   19.3  71.4
      Extraordinary items                     -        -    (1.5)     -   (1.5)
      Net income                            18.0     17.7   14.9*   19.3  69.9

   Earnings (loss) per common share:
     Basic:
      Continuing operations                $0.39    $0.41  $0.38*  $0.45 $1.63
      Extraordinary items                     -        -   (0.03)    -  (0.03)
       Net income                          $0.39    $0.41  $0.35*  $0.45 $1.60

   Diluted:
     Continuing operations                 $0.39    $0.41  $0.37*  $0.44 $1.61
     Extraordinary items                      -        -   (0.03)     -  (0.03)
       Net income                          $0.39    $0.41  $0.34*  $0.44 $1.58

   Average common shares outstanding
     Basic                                  43.2     43.2   43.2    43.2  43.2
     Diluted                                43.4     43.6   43.8    43.8  43.7


       * In the third quarter of 1997, AAG recorded a $4 million ($2.6 million after-tax) charge relating to the relocation of Loyal American Life Insurance Company (a wholly-owned subsidiary of AAG) from Mobile, Alabama to Cincinnati, Ohio. Excluding this charge, third quarter 1997 basic and diluted earnings per share would have been $0.06 higher.


                                       F-23


                                 Business Summary

   American Annuity Group, Inc. ("AAG" or "the Company"), which was incorporated as a Delaware corporation in 1987, is an 83%-owned subsidiary of American Financial Group, Inc. ("AFG"). AAG is a holding company which markets primarily retirement annuity products as well as life and supplemental health insurance through the following subsidiaries (in millions):
                                                                        1998
                                                                   Statutory
   Subsidiary - year acquired            Principal Products         Premiums
   Great American Life Insurance         Traditional fixed annuities    $301
     Company ("GALIC") - 1992            Equity-indexed annuities         58

   Annuity Investors Life Insurance      Variable annuities               89
     Company ("AILIC") - 1994            Traditional fixed annuities      73

   Loyal American Life Insurance         Supplemental health              20
     Company ("Loyal") - 1995            Supplemental life                17

   Great American Life Assurance Company  Life                            37
     of Puerto Rico, Inc. ("GAPR") - 1997 Supplemental health             11

   GALIC's Life Division (formed in 1997)    Term and universal life      19

   GALIC and AILIC are rated A+ (Strong) by Standard & Poor's. All of the above insurance companies are rated A (Excellent) by A.M. Best and, except for GAPR, all are rated AA- (very high claims paying ability) by Duff & Phelps. GAPR has not been rated by Duff & Phelps.

   Acquisitions in recent years have supplemented AAG's internal growth as the assets of the holding company and its operating subsidiaries have increased from $4.5 billion at the end of 1992 to over $7.1 billion at the end of 1998. Premiums over the last five years were as follows (in millions):

                                                     Premiums*
        Insurance Product                     1998  1997   1996  1995   1994
        Retirement annuities                  $521  $489   $540  $457   $443
        Life and health                        104    42     43     2      2
                                              $625  $531   $583  $459   $445


   * Table does not include premiums of subsidiaries or divisions until their first full year following acquisition or formation. All periods exclude premiums of subsidiaries sold.

   In September 1998, AAG sold its Funeral Services Division. This division, which included American Memorial Life Insurance Company and Arkansas National Life Insurance Company, had assets of approximately $1 billion as of September 30, 1998 and 1997 premiums of $111 million.

                                       F-24



                          Market for AAG's Common Stock
                         and Related Stockholder Matters

   AAG's Common Stock is listed and traded principally on the New York Stock Exchange ("NYSE") under the symbol AAG. On March 1, 1999, there were approximately 7,400 holders of record of Common Stock. The following table sets forth the range of high and low sales prices for the Common Stock on the NYSE Composite Tape.

                                      1998                1997
                                 High      Low        High      Low
     First quarter             $23.44   $21.75      $16.63   $13.75
     Second quarter             25.38    22.38       20.00    15.25
     Third quarter              24.50    21.88       22.13    18.00
     Fourth quarter             23.81    22.06       23.88    19.75

   The Company paid annual common dividends of $.10 per share in 1998 and 1997. Although no future dividend policy has been determined, management believes the Company will continue to have the capability to pay similar dividend amounts.

   AFG beneficially owned approximately 83% of AAG's Common Stock at March 1, 1999.
                                       F-25


                       Management's Discussion and Analysis
                 of Financial Condition and Results of Operations

   General

   Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of the financial condition and results of operations of American Annuity Group, Inc. ("AAG" or "the Company"). This discussion should be read in conjunction with the financial statements beginning on page F-1.

   AAG and its subsidiary, AAG Holding Company, Inc., are organized as holding companies with nearly all of their operations being conducted by their subsidiaries. These companies, however, have continuing expenditures for administrative expenses, corporate services, satisfaction of liabilities in connection with discontinued operations and for the payment of interest and principal on borrowings and shareholder dividends.

   Forward-Looking Statements   The Private Securities Litigation Reform Act of
   1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. This document contains certain forward-looking statements that are based on assumptions which management believes are reasonable, but by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions, the Year 2000 issue and competitive pressures. AAG undertakes no obligation to update any forward-looking statements.

   Liquidity and Capital Resources

   Ratios The following ratios may be considered relevant indicators of AAG's liquidity and are typically presented by AAG in its prospectuses and similar documents.
                                              1998    1997   1996
     Earnings to fixed charges                 5.6     5.1    6.0

     Consolidated debt to capital              23%     25%    18%

     Proforma consolidated debt to capital     13%     17%    17%

   For purposes of the calculations of consolidated debt to capital, consolidated debt includes the Company's notes payable and its Remarketed Par Securities ("ROPES") which were issued in May 1997. Capital represents the sum of consolidated debt, redeemable preferred securities of subsidiary trusts and stockholders' equity (excluding unrealized gains on fixed maturity investments). Proforma amounts assume unrestricted cash and marketable investments on hand at AAG (parent) have been used to reduce consolidated debt.

   The National Association of Insurance Commissioners' ("NAIC") risk-based capital ("RBC") formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired. At December 31, 1998, the capital ratio of each of AAG's principal insurance subsidiaries was at least 4.8 times its authorized control level RBC.

                                       F-26

   Sources and Uses of Funds To pay interest and principal on borrowings, obligations related to discontinued manufacturing operations and other holding company costs, AAG (parent) and AAG Holding use cash and investments on hand as well as capital distributions from their principal subsidiary, Great American Life Insurance Company ("GALIC"). At December 31, 1998, AAG (parent) had nearly $100 million of cash and investments on hand. The amount of capital distributions which can be paid by GALIC is subject to restrictions relating to statutory surplus and earnings. In 1998, GALIC made $72 million in such payments; the maximum amount of dividends payable by GALIC in 1999 without prior regulatory approval is $35.6 million.

   In 1998, AAG and AAG Holding retired $128 million of debt (including $24 million held by affiliates) and $15 million of Common Stock using proceeds from a public debt offering and cash on hand.

   Including cash and investments on hand and the unused availability under a bank line of credit, AAG and AAG Holding had nearly $270 million of liquidity at March 1, 1999. The September 1998 sale of its Funeral Services Division netted approximately $165 million in cash ($145 million after-tax). The majority of the proceeds were received by AAG's insurance subsidiaries. Based upon the current level of operations and anticipated growth, AAG believes that it will have sufficient resources to meet its liquidity requirements.

   Investments Insurance laws restrict the types and amounts of investments which are permissible for life insurers. These restrictions are designed to ensure the safety and liquidity of insurers' investment portfolios. The NAIC has developed a model investment law which management believes will not have a material impact on AAG's operations.

   The NAIC assigns quality ratings to publicly traded as well as privately placed securities. At December 31, 1998, 93% of AAG's fixed maturity portfolio was comprised of investment grade bonds (NAIC rating of "1" or "2"). Management believes that the high credit quality of AAG's investment portfolio should generate a stable and predictable investment return.

   AAG invests primarily in fixed income investments which, including loans and short-term investments, comprised 98% of its investment portfolio at December 31, 1998. AAG generally invests in securities with intermediate-term maturities with an objective of optimizing interest yields while maintaining an appropriate relationship of maturities between AAG's assets and expected liabilities.

   At December 31, 1998 and 1997, respectively, AAG had approximately $240 million and $242 million in net unrealized gains on its fixed maturity portfolio. At December 31, 1998, all of AAG's fixed maturity investments were classified as "available for sale" (See Note B).

   At December 31, 1998, AAG's mortgage-backed securities ("MBSs") portfolio represented less than one-third of its fixed maturity investments. AAG invests primarily in MBSs which have a lower risk of prepayment. In addition, the majority of MBSs held by AAG were purchased at a discount. Management believes that the structure and discounted nature of the MBSs will reduce the effect of prepayments on earnings over the anticipated life of the MBS portfolio.

   Nearly 90% of AAG's MBSs are rated "AAA" with substantially all being investment grade quality. The market in which these securities trade is highly liquid. Aside from interest rate risk, AAG does not believe a material risk (relative to earnings or liquidity) is inherent in holding such investments.
                                       F-27

   Uncertainties
            Year 2000 Status   AAG's Year 2000 Project is a corporate-wide
   program designed to ensure that its computer hardware and software systems, telecommunications and other business activities function properly in the Year 2000. The project also encompasses communicating with agents, vendors, financial institutions and others with which the Company conducts business to determine their Year 2000 readiness and resulting effects on AAG. As part of the project, the Company is also developing contingency plans for the systems and procedures deemed most critical to the Company. AAG's Year 2000 Project is being coordinated by a team of individuals from a variety of disciplines in the organization which monitors the work being performed by the various business units and reports frequently to senior management. The Company's internal audit staff reports at least quarterly to the Audit Committee of the Board of Directors on the Company's Year 2000 progress.

   To address its Year 2000 issue, AAG's operations have been divided into separate systems groups. At December 31, 1998, these groups were in the process of either (i) testing internally developed and third party software applications believed to be Year 2000 compliant without need for any modifications; (ii) modifying and testing other software applications or
   (iii) replacing software with new applications that are Year 2000 compliant, and testing those replacements for operational acceptance and Year 2000 compliance.

   Approximately 40% of the operating units are currently on target with their internal plans to be completed in the second quarter of 1999. Approximately 50% of the operating units have experienced some delay and their overall projects are running behind schedule on internally established timelines. These groups are expected to be complete in the third quarter of 1999. One important replacement application experienced a significant delay from its original targeted completion date. This project was reorganized and restaffed in the fourth quarter of 1998, and management believes the project has made significant progress. This application is currently involved in testing and is expected to be completed and in operation in the third quarter of 1999.


   Contingency plans provide a documented order of actions necessary to keep the Company's business functions operating and mitigate the extent of any potential disruptions. The Company expects to complete its contingency planning process for all mission critical software applications and operational processes in the second quarter of 1999, and for less significant software applications and operational processes in the third quarter of 1999. These plans will be tested through the balance of the year.

   Many of the systems being replaced were planned replacements, which were accelerated due to Year 2000 considerations. A significant portion of AAG's Year 2000 Project is being completed using internal staff. Therefore, cost estimates for the Year 2000 Project do not represent solely incremental costs. Since the beginning of 1997, AAG has incurred an estimated $13 million in Year 2000 costs, including capitalized costs of $10 million for new systems; the Company expensed $3.5 million in Year 2000 costs in 1998. AAG estimates it will spend an additional $9 million in connection with the Year 2000 Project in 1999, of which $5 million is expected to be expensed. Projected Year 2000 costs and completion dates are based on management's best estimates. There can be no assurance that these estimates will be achieved.

                                       F-28

   AAG believes it has reasonable plans in place to ensure business activities function properly in the Year 2000. However, should software modifications and new software installations not be completed on a timely basis, the resulting disruptions could have a material adverse impact on operations. AAG's operations could also be materially adversely affected by the inability of third parties such as agents, vendors and policyholders' employers to also function properly in the Year 2000.

            Exposure to Market Risk   Market risk represents the potential
   economic loss arising from adverse changes in the fair value of financial instruments. AAG's exposures to market risk relate primarily to its fixed maturity investment portfolio, annuity contracts and long-term debt which are exposed to interest rate risk. AAG's investments in equity securities and derivatives were not significant at December 31, 1998.

        Fixed Maturity Portfolio   The fair value of AAG's fixed maturity
   portfolio ($6.02 billion at December 31, 1998) is directly impacted by changes in market interest rates. AAG's fixed maturity portfolio is comprised of substantially all fixed rate investments with primarily short-term and intermediate-term maturities. This practice allows flexibility in reacting to fluctuations of interest rates. AAG's portfolio is managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. AAG uses various actuarial models in an attempt to align the duration of invested assets to the projected cash flows of policyholder liabilities.

   The following table provides information about AAG's fixed maturity investments at December 31, 1998. The table shows (dollars in millions) principal cash flows and related weighted-average interest rates by expected maturity dates. Callable bonds and notes are included based on call date or maturity date depending upon which date produces the most conservative yield. Mortgage-backed securities and sinking fund issues are included based on maturity year adjusted for expected payment patterns. Actual cash flows may differ from those expected.

                                1999   2000  2001   2002  2003  Remain
     Principal Cash Flows       $480   $550  $660   $700  $780  $2,680
     Wtd.-Avg. Interest Rate     8.2%   7.8%  8.3%   7.8%  7.5%    7.6%

            Annuity Contracts   Substantially all of AAG's fixed rate annuity
   contracts permit AAG to change crediting rates (subject to minimum interest rate guarantees of 3% to 4% per annum) enabling management to react to changes in market interest rates and maintain an adequate spread. Sales of variable rate annuities have not been significant. Projected payments of AAG's fixed annuity liabilities at December 31, 1998, were as follows (dollars in millions):

                                1999   2000  2001   2002  2003  Remain
      Annuity Payments          $660   $620  $560   $500  $450  $2,610

   About half of AAG's fixed annuity liabilities at December 31, 1998, were two-tier in nature in that policyholders can receive a higher amount if they annuitize rather than surrender their policy, even if the surrender period has expired.

   Current stated crediting rates on AAG's principal fixed annuity products range from 3% on equity-indexed annuities (before any equity participation) to over 7% on certain new policies (including first year bonus amounts). AAG estimates that its effective weighted-average crediting rate over the next five years will range from 5% to 5.2%. This range reflects actuarial assumptions as to: (i) deaths; (ii) the number of policyholders who annuitize and receive higher credited amounts and (iii) the number of policyholders who surrender. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above.

                                       F-29


            Debt and Preferred Securities   At December 31, 1998, AAG's debt
   securities had a weighted-average interest rate of 6.7% and a weighted-average life of approximately eight years. Variable debt comprised less than 10% of AAG's total debt and preferred securities.

   At December 31, 1998, AAG's preferred securities of its subsidiary trusts had a weighted-average dividend rate of 8.5% and a weighted-average life of approximately 34 years, based on final maturity dates. Based on initial optional redemption dates, the trust preferred securities had an average life of approximately four years. (See Notes H and I.)

   Results of Operations

   General The operations of Great American Life Assurance Company of Puerto Rico, Inc. ("GAPR") and Arkansas National Life Insurance Company are included in AAG's consolidated financial statements from their dates of acquisition in December 1997 and March 1998, respectively. On September 30, 1998, the Company sold its Funeral Services Division, which included American Memorial Life Insurance Company and Arkansas National. The results contained herein include the results of this division for the first nine months of 1998 and for 1997 and 1996. Accordingly, the 1998 income statement components are not comparable to 1997 and 1996.

   Management believes the concept of net operating earnings (or "core" earnings) is helpful in comparing the operating performance of AAG with that of similar companies. Diluted net operating earnings per share for 1998 and 1997 were up 10% and 13%, respectively, over the prior years. However, net operating earnings should not be considered a substitute for net income as an indication of AAG's overall performance. The following table (in millions, except per share amounts) compares the Company's net operating earnings over the past three years.

      AAG (Consolidated):                             1998     1997    1996
    Revenues per income statement                   $724.5   $634.2  $577.3
      Less realized gains on sales of investments    (10.7)    (5.2)   (1.2)
      Less gain on sale of subsidiaries              (21.6)      -       -
      Less equity in net loss (earnings) of affiliate  0.4     (0.8)    2.2
        Operating revenues                           692.6    628.2   578.3

      Expenses per income statement                 (581.0)  (530.0) (498.8)
      Less provision for relocation expenses            -       4.0      -
      Operating expenses                            (581.0)  (526.0) (498.8)

      Operating earnings before tax                  111.6    102.2    79.5
      Income tax expense                              35.4     32.1    17.8
          Net operating earnings                    $ 76.2   $ 70.1   $61.7
          Net operating earnings
            per common share (basic)                $ 1.77   $ 1.60  $ 1.40

         Net operating earnings per
         common share (diluted)                     $ 1.74   $ 1.58  $ 1.40
                                       F-30
   The Company's principal products are its fixed annuities -- Single Premium Deferred Annuities ("SPDAs") and Flexible Premium Deferred Annuities ("FPDAs"). The following table summarizes AAG's premiums for its retirement annuities (in millions).
                                                        1998    1997     1996
      Retirement Annuity Premiums:
        SPDAs                                           $260    $254     $319
        FPDAs                                            172     192      217
        Variable annuities - flexible premium             22       6        1
        Variable annuities - single premium               67      37        3
          Total retirement annuity premiums             $521    $489     $540

   The decrease in SPDA sales in 1997 reflects primarily the decrease of business written by GALIC's largest premium producing agency in 1996 (from $99 million to $23 million). GALIC is no longer writing business through this agency (see Item 3 - "Legal Proceedings"). Management believes that the success of the stock market and the recent interest rate environment have also resulted in decreased sales and persistency of traditional fixed annuities. Sales of annuity products linked to the performance of the stock market (equity-indexed and variable annuities) helped offset this decrease.

   Life, Accident and Health Premiums and Benefits

   The following table summarizes AAG's life, accident and health premiums as shown in the Consolidated Income Statement (in millions).

      Premiums                                          1998    1997    1996
      Life insurance (excluding Funeral
        Services Division)                              $ 62    $ 23    $ 20
      Accident and health insurance                       30      21      21
                                                          92      44      41
      Funeral Services Division                           78      78      63
                                                        $170    $122    $104

   Increases in life, accident and health premiums and benefits in 1998 reflect primarily the acquisition of GAPR. Life, accident and health premiums and benefits increased in 1997 due primarily to an increase in pre-need life insurance sales by AAG's Funeral Services Division which was sold in September 1998.

   Net Investment Income Net investment income increased 3% in 1998 and 6% in 1997, reflecting an increase in the Company's average fixed maturity
   investment base.   This increase was partially offset by decreasing market
   interest rates and the sale of AAG's Funeral Services Division. Investment income is shown net of investment expenses of $4.7 million in 1998 and 1997 and $6.5 million in 1996. Lower investment expenses in 1998 and 1997 reflect a decrease in fees charged by an affiliate. (See Notes E and P.)

   Realized Gains In September 1998, AAG sold its Funeral Services Division to that Division's biggest customer, Service Corporation International. This customer accounted for approximately one-half of American Memorial's sales in 1997.

   Individual securities are sold from time to time as market opportunities appear to present optimal situations under AAG's investment strategies.

                                       F-31

   Equity in Net Earnings (Loss) of Affiliate Equity in net earnings (loss) of affiliate represents AAG's proportionate share of the results of Chiquita Brands International. Chiquita reported net income from continuing operations before unusual items of $55 million in 1998, $0.3 million in 1997 and $43 million in 1996. Chiquita reported net income (loss) before extraordinary items of ($18 million) in 1998, $0.3 million in 1997 and ($28 million) in 1996. Included in AAG's equity in Chiquita's 1998 and 1997 earnings are gains attributable to Chiquita's issuance of common stock.

   Other Income Other income increased in 1998 and 1997 due primarily to increased revenues from certain non-insurance subsidiaries and additional insurance fees.

   Annuity Benefits Annuity benefits reflect amounts accrued on annuity policyholders' funds accumulated. The majority of AAG's fixed rate annuity products permit AAG to change the crediting rate at any time (subject to minimum interest rate guarantees of 3% to 4% per annum). As a result, management has been able to react to changes in market interest rates and maintain a desired interest rate spread. While management believes the interest rate and stock market environment over the last several years has contributed to an increase in annuitizations and surrenders, the Company's persistency rate remains approximately 88%. However, a continuation of the current interest rate environment could adversely affect this rate.

   On its deferred annuities (annuities in the accumulation phase), AAG generally credits interest to policyholders' accounts at their current stated "surrender" interest rates. Furthermore, for "two-tier" deferred annuities (annuities under which a higher interest amount can be earned if a policy is annuitized rather than surrendered), AAG accrues an additional liability to provide for expected deaths and annuitizations. Changes in crediting rates, actual surrender and annuitization experience or modifications in actuarial assumptions can affect this accrual.

   On immediate annuities (annuities in the pay-out phase), interest is credited based on discount rates used at the time the policies are annuitized. Discount rates are generally based on interest rates in effect at annuitization.

   Annuity benefits decreased 6% in 1998 due primarily to decreases in crediting rates and changes in actuarial assumptions. Annuity benefits increased 3% in 1997 due primarily to an increase in average annuity benefits accumulated, partially offset by decreases in crediting rates.

   Insurance Acquisition Expenses Insurance acquisition expenses include amortization of deferred acquisition costs ("DAC") as well as certain marketing expenses and commissions on sales of life insurance products. The increase in 1998 reflects the acquisition of GAPR, commissions and amortization related to increased sales of pre-need life insurance products and increased amortization of DAC on fixed annuities due to actual experience and changes in actuarial assumptions. Insurance acquisition expenses also include amortization of the present value of future profits of businesses acquired amounting to $10.6 million in 1998, $8.1 million in 1997 and $8.7 million in 1996.

   Preferred Distributions and Interest Expenses Trust preferred distribution requirements and interest and other debt expenses increased 22% in 1998 and 59% in 1997 due to higher average amounts outstanding. Issuances of debt and preferred securities have been used to fund acquisitions and to maintain a portfolio of investments at AAG (parent) (See "Sources and Uses of Funds").


                                       F-32


   Provision for Relocation Expenses In 1997, AAG began relocating most of the operations of Loyal from Mobile, Alabama to Cincinnati, Ohio to more closely coordinate its efforts with those of other AAG operations. The estimated cost of the relocation ($4.0 million) was expensed in the third quarter of 1997.

   Other Expenses  Other expenses increased 21% in 1998, reflecting primarily:
   (i) operating expenses of GAPR, which was acquired in December 1997; (ii) higher depreciation and amortization costs and (iii) increases in personnel costs. In 1997, other expenses decreased 10%, reflecting primarily the absence of a $15.7 million pretax charge in 1996 related to pension and other liabilities of the Company's former manufacturing operations.

   Income Taxes AAG's effective tax rate reflects reductions of the valuation allowance associated with certain deferred tax assets (See Note K).

   Extraordinary Items Extraordinary items reflect AAG's losses, net of tax, on retirements of its debt and, in 1996, also includes AAG's proportionate share of Chiquita's extraordinary loss on the retirement of certain of its debt.

   Recent Accounting Standards   The following accounting standards have been
   implemented by AAG in 1997 or 1998 or will be implemented in 1999 or 2000.

      Accounting
      Standard          Subject of Standard
                       - (Year Implemented)            Reference (See Note B)
      SFAS #128         Earnings Per Share (1997)      "Earnings Per Share"
      SFAS #130         Comprehensive Income (1998)    "Comprehensive Income"
      SFAS #131         Segment Information (1998)     "Segment Information"
      SFAS #133         Derivatives (2000)             "Derivatives"
      SOP 98-5          Start-Up Costs (1999)          "Start-Up Costs"

   Implementation of Statement of Position ("SOP") 98-5 in the first quarter of 1999 will result in a one-time after-tax charge of approximately $5 million resulting from a change in accounting principle. Implementation of Statement of Financial Accounting Standard ("SFAS") No. 133 in the first quarter of 2000 is not expected to have a significant effect on AAG.

   Other standards issued in recent years did not apply to AAG or had only negligible effects on AAG.




                                       F-33

                             Selected Financial Data


   The following financial data has been summarized from, and should be read in conjunction with, the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The data reflects the acquisitions of American Memorial and Loyal in November 1995, GAPR in December 1997 and the sale of the Funeral Services Division in September 1998 (in millions, except per share amounts).


 Income Statement Data:              1998     1997   1996    1995     1994

 Total revenues                    $724.5   $634.2 $577.3  $439.6   $372.7

 Income from continuing operations $ 97.5   $ 71.4 $ 61.1  $ 58.7   $ 40.9
 Loss from discontinued operations     -        -      -     (3.2)    (2.6)
 Extraordinary items                 (0.8)    (1.5)  (6.0)   (0.2)    (1.7)
 Change in accounting principle         -        -      -       -     (0.5)
 Net income                        $ 96.7   $ 69.9 $ 55.1  $ 55.3   $ 36.1

 Basic earnings per common share:
   Continuing operations            $2.27    $1.63  $1.39   $1.45    $1.05
   Discontinued operations             -        -      -    (0.08)   (0.07)
   Extraordinary items              (0.02)   (0.03) (0.14)     -     (0.05)
   Change in accounting principle       -       -      -       -      (0.01)
   Net income                        $2.25    $1.60  $1.25   $1.37    $0.92

 Diluted earnings per common share:
   Continuing operations            $2.23    $1.61  $1.39   $1.45    $1.05
   Discontinued operations             -        -      -    (0.08)   (0.07)
   Extraordinary items              (0.02)   (0.03) (0.14)     -     (0.05)
   Change in accounting principle      -        -      -       -     (0.01)
   Net income                       $2.21    $1.58  $1.25   $1.37    $0.92

 Cash dividends per common share    $0.10    $0.10  $0.08   $0.07    $0.06

 Balance Sheet Data at year end:
  Total assets                    $7,190.4 $7,710.3$7,024.1$6,611.0 $5,089.9
  Notes payable                      131.0    135.8  114.9   167.7    183.3
  Mandatorily redeemable preferred
    securities of subsidiary trust   225.0    225.0   75.0      -        -
  Net unrealized gains (losses)
    included in stockholders' equity 160.1    133.2   61.8    89.3    (29.0)
  Total stockholders' equity         688.7    583.9  486.5   429.3    204.4

                                       F-34